UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 18, 2016

SEARS HOMETOWN AND OUTLET STORES, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35641	80-0808358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois		60192
(Address of principal executive offices)		(Zip code)
Registrant's telephone number, including area code: (847) 286-7000
(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This amendment is being filed by Sears Hometown and Outlet Stores, Inc. as an amendment to its Current Report on Form 8-K filed with the United States Securities and Exchange Commission on February 17, 2016 (the "Current Report"). This Amendment deletes the words "Departure and Election of Directors" from the description of the Current Report.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 16, 2016 The Nasdaq Stock Market LLC notified the Company that, due to a vacancy on the Company's Audit Committee following the resignation of Mr. James F. Gooch from the Audit Committee on February 1, 2016, the Company no longer complies with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605. Listing Rule 5605 provides, among other things, that Nasdaq-listed companies must have an audit committee of at least three members each of whom must meet specified standards. As a result of Mr. Gooch’s resignation from the Company’s Audit Committee, the committee has only two members. The Company notified Nasdaq on February 3, 2016 of Mr. Gooch’s resignation. The Nasdaq notification states that, consistent with Listing Rule 5605(c)(4), Nasdaq will provide to the Company a cure period ending on August 1, 2016 in order for the Company to regain compliance with Listing Rule 5605. The Company is actively seeking candidates to fill the Audit Committee vacancy and intends to regain compliance with Listing Rule 5605 before the end of its cure period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ CHARLES J. HANSEN
Charles J. Hansen
Vice President, General Counsel, and Secretary

Date: February 18, 2016